EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HART Reports Q3 Financial Results and Provides Business Update

- Conference call today at 5:00 p.m. ET -

Holliston, MA, November 12, 2015 - Harvard Apparatus Regenerative Technology, Inc. (HART) (Nasdaq: HART), a biotechnology company developing bioengineered organ implants for life-threatening conditions, today reported third quarter financial results and provided a business update. Separately this morning, HART reported significant results from research involving its second-generation (Gen2) bioengineered trachea, bronchus and esophagus implants in large animals (Click here for release). HART will host a conference call today at 5:00 pm ET to review its results, progress and outlook (details below).

Business Update

HART has made solid advances towards key objectives during the past several months.

Most notably, as announced earlier today, the company has made significant advances in the development of its Gen2 bioengineered implants. HART’s Gen2 technology reflects design enhancements to improve the body’s response to the implant and to better guide the repair of tissue in the healing process. The Company’s recent animal studies tested all three of its Gen2 implants – esophagus, trachea, and bronchus – demonstrating resolution of the negative inflammatory response observed with the prior generation of the technology. Clinically significant evidence of tissue and nerve regeneration was observed in the esophageal implant, positioning the esophageal implant as the current lead development priority.

Importantly, HART’s esophageal implant is intended to address a very significant need as a potentially life-saving treatment for patients with esophageal cancer. Each year in the U.S. approximately 17,000 new cases of esophageal cancer are diagnosed, and more than 4,000 are addressed by surgery. The Company believes that these results underscore the value and potential of its platform technology to treat these patients and pave the way for further studies and its regulatory pathway for human clinical trials.

The company also continued to advance its development partnerships, specifically collaborations with Mayo Clinic and Connecticut Children’s Medical Center (CCMC). HART’s collaboration with Mayo Clinic focuses on developing solutions for cancer and other life-threatening diseases affecting the esophagus, bronchus and trachea. HART has initiated its planned confirmatory large-animal studies of its Gen2 implants in collaboration with Mayo Clinic. The study design has been completed, prerequisite tests are underway and the Company expects the animal surgeries to occur in December. The Company’s collaboration with CCMC is focused on developing a solution for a congenital childhood condition, pediatric esophageal atresia, a condition in which a significant or complete separation of a child’s esophagus prevents normal eating function. Initial tests with CCMC commenced during the third quarter.

Recent Highlights:

•	HART Reports Significant Results for 2nd Generation Bioengineered Implants
•	Dr. Joseph Vacanti to Chair New Scientific Advisory Board
•	Pre-clinical Collaboration with Connecticut Children's Medical Center
•	Dr. Saverio La Francesca Promoted to EVP and Chief Medical Officer

HART CEO, Jim McGorry, commented, “We made significant progress during the quarter. The results of our recent animal research were very encouraging, suggesting we have developed the right combination of product characteristics to restore the function of the esophagus. Our work further confirms the potential of our technology as a platform that can address a number of life-threatening conditions in the esophagus and airways. Leveraging our multi-indication platform approach, HART is well-positioned to advance our pre-clinical and regulatory work over the next year with the goal of initiating human compassionate use procedures and filing an IND with the FDA in 2016.”

Third Quarter / Year-To-Date Financial Overview

HART’s net loss in the third quarter of 2015 improved to $2.3 million, or $0.19 per basic share, compared to $2.7 million, or $0.34 per basic share, in the third quarter of 2014. The improvement was primarily due to decreases of $0.2 million in payroll-related cost, $0.2 million in recruiting expenses, $0.1 million in legal fees associated with intellectual property, and $0.1 million in other spending, offset by $0.2 million in incremental spending related to animal studies.

For the first nine months of 2015, HART’s net loss increased to $9.4 million, or $0.91 per basic share, compared to a net loss of $8.2 million, or $1.05 per basic share, over the corresponding period in 2014. The higher net loss was primarily due to a $1.6 million increase in non-cash stock-based compensation expense, principally related to the resignation of HART’s Chief Executive Officer in April 2015, offset by a $0.4 million reduction in other operating costs.

Balance Sheet and Cash

At September 30, 2015, HART had cash on hand of $8.2 million and had no debt. The Company used net cash of $1.8 million for operations and $0.2 million for capital expenditures during Q3 2015. For the first nine months of 2015, HART used net cash of $5.6 million for operations and $0.2 million for capital expenditures, and the Company raised net proceeds of $8.6 million in an equity offering.

Conference Call Information:

Call Dial-In #	877-407-8293 or 201-689-8349
Live Audio Webcast	http://public.viavid.com/index.php?id=117087
Webcast Replay	http://investor.harvardapparatusregen.com/events-calendar
Call Replay	877-660-6853 or 201-612-7415, Conference ID 13624147, approx. 3 hours after call though Nov. 19, 2015

About HART (www.hartregen.com)

Harvard Apparatus Regenerative Technology (HART) makes bioengineered implants for life-threatening conditions. Our technology platform is to be used to restore function in the esophagus and the trachea and bronchus airways. Our first generation tracheal implant has been used in five human implant procedures approved under compassionate use exemptions, but none of our products are yet approved for marketing by a government regulatory authority. HART is completing further large-animal studies to refine our technology platform with the goal of filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration to initiate clinical trials for one of our three indications in 2016.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any HART products by the FDA, EMA, MHRA or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; success with respect to any collaborations, clinical trials and other development and commercialization efforts of HART products, including those pertaining to the airway or esophagus, which such success may not be achieved or obtained on a timely basis or at all; anticipated future earnings or other financial measures, and the continued availability of a market for HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the our implant products, bioreactors, scaffolds and other devices and product candidates we pursue; our inability to operate effectively as a standalone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor and Media Contact:
David Collins, Tanya Kamatu
Catalyst Global

212 924 9800

hart@catalyst-ir.com

Exhibit 1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013

Revenues	$45	$22	$93	$22
Cost of revenues	23	11	48	11
Gross profit	22	11	45	11

Operating expenses:
Research and development	1,287	1,079	5,119	4,562
Sales and marketing	88	177	329	259
General and administrative	1,489	1,403	5,654	4,007
Total operating expenses	2,864	2,659	11,102	8,828

Operating loss	(2,842)	(2,648)	(11,057)	(8,817)

Other income (expense), net	-	-	(4)	-

Loss before income taxes	(2,842)	(2,648)	(11,061)	(8,817)
Income taxes	-	-	-	-

Net loss	$(2,842)	$(2,648)	$(11,061)	$(8,817)

Basic and diluted net loss per share	$(0.36)	$(0.34)	$(1.41)	$(1.14)
Weighted average common shares, basic and diluted	7,851	7,740	7,821	7,740

Comprehensive loss:
Net loss	$(2,842)	$(2,648)	$(11,061)	$(8,817)
Foreign currency translation adjustments	1	-	1	-
Total comprehensive loss	$(2,841)	$(2,648)	$(11,060)	$(8,817)

Exhibit 2

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31,	December 31,
	2014	2013

ASSETS
Cash	$5,272	$14,008
Other current assets	556	481
Property, plant and equipment, net	1,376	575

Total assets	$7,204	$15,064

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$710	$495
Total stockholders' equity	6,494	14,569

Total liabilities and stockholders' equity	$7,204	$15,064

Exhibit 3

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Years ended December 31,
	2014	2013

Cash flows used in operating activities:
Net loss:	$(11,061)	$(8,817)
Non-cash items included in net loss	2,928	1,528
Changes in assets and liabilities	140	(397)
Net cash used in operating activities	(7,993)	(7,686)

Cash flows used in investing activities:
Additions to property, plant and equipment	(1,164)	(295)
Net cash used in investing activities	(1,164)	(295)

Cash flows from financing activities:
Proceeds from funding provided by Harvard Bioscience, Inc.	-	21,986
Proceeds from issuance of common stock	418	3
Net cash provided by financing activities	418	21,989
Effect of exchange rate changes on cash	1	-
Net (decrease) increase in cash	(8,738)	14,008
Cash at the beginning of the period	14,008	-
Cash at the end of the period	$5,270	$14,008